EXHIBIT 23.2

                          Consent of Ernst & Young LLP

                         Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8) of Wells Fargo and Company pertaining to The Employee Savings Plan of First Interstate Bancorp and its Affiliates of our report dated January 23, 1996 with respect to the consolidated financial statements of First Interstate Bancorp incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and of our report dated June 26, 1995 with respect to the financial statements of The Employee Savings Plan of First Interstate Bancorp and its Affiliates included in its Annual Report (Form 11-K) for the year ended December 31, 1994 filed with the Securities and Exchange Commission.




                                                              ERNST & YOUNG LLP



Los Angeles, California
March 25, 1996